Exhibit 99.1

Tivic Reports Second Quarter 2023 Financial Results

SAN FRANCISCO – (Business Wire) – August 14, 2023 – Tivic Health® Systems, Inc. (“Tivic”, Nasdaq: TIVC), a health tech company that develops and commercializes bioelectronic medicine, announced its financial results for the second quarter 2023 ended June 30, 2023 (“Q2 2023”).

Second Quarter 2023 Financial Summary

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Gross profit of 37.5% in the second quarter 2023, compared to 23.4% in second quarter 2022, on total revenue of $60 thousand in the second quarter 2023 from $123 thousand in second quarter 2022.
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Net loss of $2.1 million in the second quarter 2023, compared with $3.0 million in second quarter 2022.
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Cash and cash equivalents totaled $2.7 million as of the quarter end.

Second Quarter 2023 Business Highlights

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Significant cost structure changes resulting in lower operating expense of $2.2 million versus $3.1 million in second quarter 2022.
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Broadened our intellectual property portfolio to include new therapeutic targets via vagus nerve stimulation.
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Collaborated with The Feinstein Institute for Medical Research on a pilot study of Tivic’s internally tested non-invasive targeting of vagus nerve activity. Successful completion of this study has the potential to open new product opportunities in neurology, cardiology and rheumatology.
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Signed a distribution agreement with Cardinal Health. This agreement is a key step in expanding distribution and marketing targeted at healthcare professionals. Cardinal Health is a leading distributor and manufacturer of medical products and services for healthcare facilities worldwide.
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Launched B2B (business-to-business) sales portal in April 2023.
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Implemented pricing increases on ClearUP in April 2023, aligned with rigorous price testing completed in first quarter 2023.

Recent Developments

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From July 11, 2023 to August 9, 2023, we sold shares of common stock in a series of public offerings, resulting in aggregate gross proceeds of approximately $5.2 million, or $4.8 million net after deduction of expenses.
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On August 11, 2023, Tivic shareholders voted in favor of a reverse stock split in order to regain compliance with the Nasdaq minimum bid price requirement and maintain our Nasdaq listing.

Management Commentary

“This quarter was, in many ways, a reset for the company. Q2 included tough decisions necessary to move the company forward. As I discussed in a Letter to Shareholders a few weeks ago, we faced compliance issues with our Nasdaq listing, which we believe are now on the verge of being resolved following a positive shareholder vote. In addition, we brought $4.8M of new capital into the company.

"Internally we downsized the team, reduced operating overhead, and narrowed our focus to critical strategic areas. We are working with a strong marketing leader, Elizabeth Jackson, and an interim CFO, Kim Bambach -- both of whom have successfully developed and executed transformational business strategies to drive growth and enhance operating performance.

"Several of those decisions had a significant short-term impact on revenue this quarter. The pricing increase, while making product sales more profitable, negatively impacted near-term sales. Additionally, we held back on marketing spend where it was unproductive as we retooled the marketing strategy. We began to refine the market to address segments having highest likelihood of purchase and willingness to pay, as well as develop the tools needed to address new healthcare-oriented sales channels, such as the recently announced Cardinal Health agreement.

"We were to begin the active phase of our collaboration at Feinstein Institutes for Medical Research on a pilot study using a new neurostimulation approach, one expected to enable a more precise targeting of vagus nerve activity for treatment of neurologic, cardiac and auto-immune responses."

Ernst concluded, "This quarter was all about ensuring cost cutting measures were implemented, processes were streamlined, and market and sales targets were realigned. These decisions, while difficult on a quarterly basis, are essential to strengthening company performance and we expect to see growth and improved performance in the second half of 2023.”

Second Quarter 2022 Financial Review

Net revenue for the second quarter 2023 was $161 thousand, a decrease of $367 thousand (or 70%) compared to $528 thousand in the same period 2022, primarily due to significant reductions in marketing expense resulting in a unit sales decline of 82% offset by a 69% increase in the average price point per unit.

Cost of sales for the second quarter 2023 was $100 thousand, a decrease of $304 thousand (or 75%) compared to $405 thousand in the same period 2022. The period over period decrease was primarily due to the decrease sales.

Gross profit for the second quarter 2023 was $61 thousand, a decrease of $64 thousand (or 51%) compared to $125 thousand in the same period 2022. The decrease was due to lower sales offset by higher average price point per unit.

Sales and marketing expenses were $452 thousand for the second quarter 2023, compared to $1.1 million in the same period 2022. The decrease of $673 thousand was due to reductions in unprofitable marketing spend.

Research and development expenses were $468 thousand for the second quarter 2023, a $29 thousand decrease from $497 thousand for the same period in 2022. The expense in 2023 is primarily related to initiation of the company’s vagus nerve program and development activities associated with product line expansion.

General and administrative expenses were $1.3 million for the second quarter 2023, compared to $1.5 million in the same period 2022. The decrease of $255 thousand is attributable to lower personnel, professional fees, and insurance costs offset by one-time severance expenses.

As of June 30, 2023, the company had $2.7 million of cash and cash equivalents, excluding net proceeds from the offerings closed in between July 11, 2023 to August 9, 2023 of $4.8 million.

The company’s MD&A and consolidated financial statements for the second quarter ended June 30, 2023 will be filed on August 14, 2023 with the company’s Quarterly Report on Form 10-Q. The company's previous public filings may be found on www.sec.gov and can also be located on Tivic’s website at: https://tivichealth.com/investor/#SEC.

Conference Call and Webcast Information

Management will host a conference call on Monday, August 14th, 2023 at 1:30 pm PT / 4:30 pm ET to discuss the company’s second quarter 2023 financial results and provide a business update.

The conference call will be available via telephone by dialing toll-free 877-545-0523 for local callers; or 973-528-0016 for international callers and using entry code 679005.

The conference call will also be available via Webcast link: https://www.webcaster4.com/Webcast/Page/2865/48652

An audio replay of the call will be available from the “Investor” page on the Tivic Health website at https://tivichealth.com/investor/.

About Tivic

Tivic is a commercial health tech company advancing the field of bioelectronic medicine. Tivic’s patented technology platform leverages stimulation on the trigeminal, sympathetic, and vagus nerve structures. Tivic’s non-invasive and targeted approach to the treatment of inflammatory chronic health conditions gives consumers and providers drug-free therapeutic solutions with high safety profiles, low risk, and broad applications. Tivic’s first commercial product, ClearUP, is an FDA approved, award-winning, handheld bioelectronic sinus device. ClearUP is clinically proven, doctor-recommended, and is available through online retailers and commercial distributors. For more information, visit http://tivichealth.com @TivicHealth

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,”

“potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market, economic and other conditions; the continued listing of the company’s common stock on the Nasdaq Capital Market; supply chain constraints; macroeconomic factors, including inflation; the company's financial condition; the company’s ability to raise additional capital on favorable terms if and when necessary; changes in regulatory requirements; and unexpected costs, charges or expenses that reduce Tivic’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, under the heading “Risk Factors,” as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$2,659	$3,517
Other current assets	1,341	1,770
TOTAL CURRENT ASSETS	4,000	5,287
PROPERTY AND EQUIPMENT, NET	124	12
NONCURRENT ASSETS	472	557
TOTAL ASSETS	$4,596	$5,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$975	$1,696
Other current liabilities	185	163
TOTAL CURRENT LIABILITIES	1,160	1,859
TOTAL LONG-TERM LIABILITIES	275	367
STOCKHOLDERS' EQUITY
Common stock	3	1
Additional paid in capital	37,041	33,271
Accumulated deficit	(33,883)	(29,642)
TOTAL STOCKHOLDERS' EQUITY	3,161	3,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,596	$5,856

Tivic Health Systems, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES	$161	$528	$537	$956
COST OF SALES	100	403	363	760
GROSS PROFIT	61	125	174	196
OPERATING EXPENSES
Research and development	468	497	958	898
Sales and marketing	452	1,125	910	1,809
General and administrative	1,266	1,521	2,547	2,747
TOTAL OPERATING EXPENSES	2,186	3,143	4,415	5,454
NET OPERATING LOSS	(2,125)	(3,018)	(4,241)	(5,258)
OTHER INCOME, NET	—	—	—	—
NET LOSS	$(2,125)	$(3,018)	$(4,241)	$(5,258)
NET LOSS PER SHARE - BASIC AND DILUTED	$(0.07)	$(0.32)	$(0.17)	$(0.55)
WEIGHTED-AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	29,677,734	9,621,484	24,926,353	9,668,100